Exhibit 10.1

SEATTLE GENETICS, INC.

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (the “Agreement”) is entered into as of May 30, 2007 (the “Effective Date”) by and between Seattle Genetics, Inc. (the “Company”) and Pamela A. Trail (“Employee”).

WHEREAS, Employee has been employed as the Company’s Chief Scientific Officer;

WHEREAS, the Company and Employee have mutually agreed to terminate Employee’s employment relationship on the terms set forth below;

NOW, THEREFORE, in consideration of the mutual promises made herein, the receipt and sufficiency of which are hereby acknowledged by the Company and Employee, both of them hereby agree as follows:

1. Termination of Employment. The effective date of the termination of Employee’s employment with the Company shall be May 31, 2007 (the “Termination Date”). Employee shall, until otherwise directed by the Company, continue to perform her regular job duties and responsibilities for the Company through the Termination Date and shall continue to comply with all Company policies and procedures. The Company shall pay to Employee her salary and accrued but unused vacation through the Termination Date. In addition, the Company shall provide all benefits due to Employee with respect to her employment through the Termination Date.

2. Consideration. In consideration for the release of claims set forth in Section 4 below and other obligations under this Agreement, and provided that Employee does not revoke her execution of this Agreement during the Revocation Period described in Section 5 below, the Company agrees to provide to Employee the following benefits following the Termination Date:

(a) payment of a single lump sum gross severance amount of Two Hundred Eighty-Eight Thousand and Thirty-Six Dollars ($288,036.00), subject to withholding of applicable taxes, which is equal to twelve (12) months of Employee’s regular base salary;

(b) payment of a single lump sum gross severance amount of Thirty-Six Thousand and Four Dollars and Fifty Cents ($36,004.50), subject to withholding of applicable taxes, which is equal to a pro-rated bonus of five (5) months using an earned rate of one hundred percent (100%) for individual and Company performance at the thirty percent (30%) threshold for the Chief Scientific Officer position;

(c) continued health insurance benefits through COBRA payments from the Termination Date through May 31, 2008 provided that Employee properly and timely elects such coverage as provided for in the Company’s COBRA notice materials;

(d) Employee’s options for the Company’s common stock outstanding and unvested as of the Termination Date shall accelerate in vesting for a period equal to twelve (12) months in accordance with the terms of the Company’s 1998 Stock Option Plan and Employee’s stock option agreements, including the provision that any outstanding vested options must be exercised within ninety (90) days of the Termination Date or such options shall be terminated;

(e) provision of reasonable career outplacement services as part of Career Transition Services provided by Lee Hecht Harrison for up to six (6) months;

(f) direct payment of relocation expenses, including packing, loading and unloading, for the reasonable and normal household goods moved to Employee’s residence located in New Haven, Connecticut or its surrounding areas from Employee’s residence in Edmonds, WA (provided, Company shall determine the moving company used to provide such moving services); and

(g) provision of a letter of reference.

3. Property Return. Prior to the Termination Date, Employee agrees to return to the Company all Company-owned property in Employee’s possession, such as all keys to Company buildings or property, all Company-owned equipment, including laptops and cellular phones, all Company software, documents and papers (such as reports, presentations, notebooks, and files), all Company credit cards, and all other Company property. Employee agrees to destroy personal copies of such property and shall not use or transfer any Company property to others.

4. Release of Claims. In exchange for the consideration provided under this Agreement, Employee and her successors and assigns hereby fully and forever release and discharge the Company, any of its subsidiaries, affiliated or related companies, any Company-sponsored employee benefit plan in which Employee participates and any of its or their respective officers, directors, trustees, fiduciaries, stockholders, agents, employees, investors, stockholders, administrators, and their successors and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement, including, without limitation:

(a) any and all claims relating to or arising from Employee’s employment relationship with the Company and termination of that relationship;

(b) any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company;

(c) any and all claims for personal injury, wrongful discharge of employment, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage and defamation;

(d) any and all claims for violation of any federal, state or local statute, including, but not limited to the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers’ Benefits Protection Act, The Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Workers Retraining and Notification Act, the Fair Labor Standards Act, the Washington Law Against Discrimination and the Washington Minimum Wage Act;

(e) any and all claims arising out of any other state, federal or local laws and regulations relating to employment, the payment of wages or employment discrimination; and

(f) any and all claims for attorney’s fees and costs.

Employee and the Company agree that the release set forth in this Section 4 shall be and shall remain in effect as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any rights or claims that may arise after the Effective Date.

5. Acknowledgement of Wavier of Claims under ADEA. Employee acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Employee acknowledges that the consideration given for this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing that: (a) she should consult with and obtain the advice of an attorney of her choice prior to executing this Agreement; (b) she has twenty-one (21) days in which to consider this Agreement; (c) she has seven (7) days following executing this Agreement to revoke this Agreement (the “Revocation Period”); and (d) this Agreement shall not be effective until the Revocation Period has expired. Any revocation should be in writing and delivered to Diane St. John at the Company at the following address: Seattle Genetics, Inc., 21823—30th Drive S.E., Bothell, WA 98021 by close of business on the seventh (7th) day from the date that Employee signs this Agreement. Unless revoked in accordance with this Section 5, the Agreement will become final and irrevocable on the eighth (8th) day following execution of this Agreement.

6. Confidentiality Agreement. Employee represents and warrants that she has not breached her obligations to the Company under the terms of the Proprietary Information and Inventions Agreement previously entered into between Employee and the Company (the “Proprietary Agreement”). Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Proprietary Agreement, which agreement shall remain in effect pursuant to its terms. In the future, Employee agrees to take any actions and to execute any documents reasonably required to assign inventions or patent applications that are owned by the Company on which she is an inventor to the Company pursuant to the terms of the Proprietary Agreement.

7. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof, but excluding any existing stock option agreements and the Proprietary Agreement.

(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d) Choice of Law, Arbitration. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington, without giving effect to the principles of conflict of laws. Any controversy regarding this Agreement or the breach thereof shall be resolved exclusively by arbitration in King County, Washington. Arbitration shall be conducted in accordance with the then-prevailing arbitration rules of Judicial Dispute Resolution (“JDR”), with one arbitrator appointed by the mutual consent of the parties or, in the absence of such consent, by application of any party to JDR. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this section shall be construed as precluding the Company from bringing an action for injunctive relief or other equitable relief.

(e) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, said provision may be modified by the court to the extent necessary to render it enforceable and the remainder of this Agreement shall continue in full force and effect.

(f) Effective Date. This Agreement is effective after it has been signed by both parties and when eight (8) days have passed since Employee has signed the Agreement, unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee.

(g) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

(h) Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that:

They have read this Agreement;

They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

They understand the terms and consequences of this Agreement and of the releases it contains, and

They are fully aware of the legal and binding effect of this Agreement.

Employee acknowledges and agrees that she has been given at least twenty-one (21) days to decide whether to sign this Agreement, and has signed it only after full reflection and analysis. Employee further acknowledges that Employee has been encouraged to obtain an attorney’s independent counsel and advice, and that Employee has read and understands the complete Agreement. By signing this Agreement prior to the expiration of the twenty-one (21) day period set forth in Section 5 herein, Employee acknowledges and agrees that she had adequate time and opportunity to fully consider her rights and this release of them.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below.

COMPANY:

SEATTLE GENETICS, INC.

By:	/s/ Clay B. Siegall
Its:	President and CEO
Address:	21823 30th Drive SE
Bothell, WA 98021
Date:	5/23/07

EMPLOYEE:

Pamela A. Trail

/s/ Pamela A. Trail
Signature

Address:

Date:	5/22/07